Exhibit 99
News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System First Quarter Earnings Up 34%
 Raises Cash Dividend Nine Percent

 SYRACUSE, N.Y. — April 26, 2010 — Community Bank System, Inc. (NYSE: CBU) reported quarterly net income of $14.0 million, or $0.42 per share, in the first quarter of 2010, an increase of 33.8% compared to the $10.5 million, or $0.32 per share reported for the first quarter of 2009.

Total revenue for the first quarter of 2010 was $65.0 million, an increase of $4.5 million, or 7.4%, over the first quarter of last year, including a $3.1 million increase in net interest income, driven by a 3.3% increase in average earning assets and an eleven basis points improvement in net interest margin to 3.93%.  The quarterly provision for loan losses was $1.0 million lower than last year’s first quarter due to a reduction in net charge-offs and stable and favorable asset quality metrics.  Total operating expenses of $44.2 million declined $0.2 million from the first quarter of 2009, reflective of numerous cost management initiatives.

“Growing revenues, lower operating expenses, and the continuation of solid asset quality, drove stronger operating results for the first quarter,” said President and Chief Executive Officer Mark E. Tryniski.  “ We grew both net interest income and non-interest income, and improved our net interest margin, despite soft market demand characteristics during the quarter.  The cost improvement programs developed and implemented in 2009 contributed noticeably to our improved operating expense results.  We also delivered another quarter of sound asset quality, with net charge-offs of  $1.6 million, or 0.22% of total loans.  In addition, early in the quarter we were recognized as the seventh best bank in Forbes Magazine’s listing of the “Best and Worst Large Banks in America,” including the highest ranking of any bank operating in New York and Pennsylvania.  The Forbes ranking was based upon a compilation of eight financial measures prepared by SNL Financial, including return on average equity, net interest margin, and certain non-performing loan, loan loss reserve, and capital ratios.  We believe that these strong first quarter results reflect our commitment to a disciplined and balanced approach to our business regardless of market conditions.”

First quarter net interest income grew to $43.3 million, an increase of 7.7% above first quarter 2009, resulting from a 3.3% increase in interest-earning assets, and a higher net interest margin.  The Company did reinvest a portion of its substantial liquidity position during the quarter, but still retained an average of $187 million of overnight cash equivalents, or 3.9% of interest earning assets, earning a yield of 25 basis points.  Lower market interest rates and continued disciplined deposit pricing resulted in a 50-basis point reduction in the total cost of funds, compared to the first quarter of 2009. However, this was partially offset by a 38-basis point decline in earning asset yields, including cash equivalents.  On a linked quarter basis, the Company’s net interest margin improved seven basis points, reflective of an eight basis point reduction in the cost of funds, and stable earning asset yields.

Community Bank System, Inc.

Non-interest income in the first quarter increased $1.4 million, or 6.7% over the same period last year, despite a $1.5 million decline in mortgage-banking related revenue, reflective of the record secondary market activities experienced in the first quarter of 2009.  Deposit service fees were $1.5 million, or 17.1% above last year’s first quarter, driven by growth in core accounts and debit card-related revenues, but were below the fourth quarter of 2009 due to normal seasonal trends.  The Company’s employee benefits administration and consulting businesses posted a 12.7% increase in revenue over the first quarter 2009, a combination of new client and services generation and increased asset-based revenues.  First quarter wealth management revenues of $2.4 million increased 16.9% from a weak first quarter of 2009, and were also reflective of favorable market comparisons and generally improving demand.

Quarterly operating expenses of $44.2 million were $0.2 million below the first quarter of 2009, reflective of solid cost management across all functional areas of the Company.  Implementation of several expense reduction programs allowed the Company to report lower total operating expenses despite year-over-year increases in merit-based compensation, as well as higher technology and processing-related costs.  The Company continues to have significant resources dedicated to the conversion of its core banking systems scheduled for the third quarter 2010.

Financial Position

Average earning assets for the first quarter were $4.85 billion, up $40.0 million from the fourth quarter of 2009, and included a seasonal $15.5 million net decrease in loans.  Average investment securities, including cash equivalents of $187.0 million, increased $55.5 million in the quarter.  Total average deposits grew $51.9 million in the quarter, including the continuation of the desirable trend toward a higher proportion of core (non-time) deposit balances, which increased $127.9 million from the fourth quarter of 2009.   Compared to the first quarter 2009, average earning assets increased $156.5 million, comprised of additional investment securities, including cash equivalents, and a small decline in average loan balances.  Average deposits for the first quarter were $3.94 billion, an increase of $163.7 million from the first quarter of 2009, and reflected organic growth in core deposits of $469.5 million, offset by a reduction in time deposits of $305.8 million.  Average borrowings for the quarter of $856.7 million were consistent with each quarter of 2009.  Average shareholders’ equity for the quarter of $573.0 million was up $7.4 million from the fourth quarter, and was $26.9 million above the first quarter of 2009.

“Seasonal challenges and soft market conditions resulted in a $15.5 million decline in average loans outstanding in the first quarter, including a $13.4 million net reduction in our indirect consumer loan portfolio,” said Mr. Tryniski.  “We continue to experience favorable asset quality results in our real estate portfolios, including commercial real estate, which comprises less than 6% of our total earning assets.  At quarter-end, our loan loss reserves of $42.1 million are 2.19 times greater than our non-performing loans of $19.2 million, or 0.63% of total outstandings.”

Asset Quality

Net charge-offs in the first quarter were $1.6 million, compared to $1.8 million in the fourth quarter of 2009, and $2.3 million in the first quarter of 2009.  The first quarter net charge-off ratio of 0.22% was even with the fourth quarter of 2009, and eight basis points lower than 0.30% in last year’s first quarter.

Nonperforming loans as a percentage of total loans at March 31, 2010 were 0.63%, up from 0.61% at the end of the fourth quarter, and up 14 basis points from the favorable 0.49% at the end of last year’s first quarter.  The total delinquency ratio of 1.43% was down five basis points from the end of 2009, and increased ten basis points from March 2009.  Nonperforming assets to total assets remained at 0.38%, consistent with the level reported at the end of the fourth quarter, and seven basis points above the very favorable 0.31% ratio reported a year ago.  These stable, and better-than-peer asset quality metrics illustrate the continued effectiveness of the Company’s disciplined risk management and underwriting standards.

Community Bank System, Inc.

The current quarter’s provision for loan losses of $1.8 million was $0.8 million lower than the fourth quarter of 2009 and $1.0 million below the first quarter of 2009.  The first quarter’s provision for loan losses was $0.2 million, or 11% higher than quarterly net charge-offs, indicative of the relative stability of the Company’s asset quality profile.  The ratio of loan loss allowance to total loans outstanding increased to 1.37% as of March 31, 2010, compared to 1.35% as of December 31, 2009, and 1.29% at the end of the first quarter of 2009.

Dividend Increase

The Company’s Board of Directors approved a $0.02, or 9.1%, increase in its quarterly dividend on its common stock, to $0.24 per share, payable on July 9, 2010, to shareholders of record as of June 15, 2010.  The increased cash dividend represents an annualized yield of 3.8% based on the closing share price of $25.01 on April 21, 2010.  Mr. Tryniski commented, “The payment of a meaningful dividend is an important component of our commitment to provide consistent and favorable long-term returns to our shareholders.  This increase reflects the strength of our current operating performance.”

During the second quarter of 2009 the Company’s Board of Directors approved a share repurchase program for up to one million common shares effective through December 31, 2011.  The Company’s shares may be repurchased from time to time in open market transactions or privately negotiated transactions in accordance with securities laws and regulations.  The timing and extent of repurchases will depend on market conditions and other corporate considerations.  There were no share repurchases in 2009 or the first quarter of 2010.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today to discuss first quarter results.  The conference call can be accessed at 1-866-790-1863 (1-904-520-5759 if outside United States and Canada).  An audio recording will be available one hour after the call until June 30, 2010, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2461761.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=67596.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost.  This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: http://www.communitybankna.com.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $5.5 billion in assets and over 150 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

-- more --

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2010	2009
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$44,673	$46,127	$46,067	$46,134	$46,791
Investment income	16,379	15,713	15,821	15,821	16,308
Total interest income	61,052	61,840	61,888	61,955	63,099
Interest expense	17,770	18,892	20,036	21,441	22,913
Net interest income	43,282	42,948	41,852	40,514	40,186
Provision for loan losses	1,820	2,590	2,375	2,015	2,810
Net interest income after provision for loan losses	41,462	40,358	39,477	38,499	37,376
Deposit service fees	10,519	11,038	10,991	10,271	8,985
Mortgage banking revenues	483	744	226	958	2,018
Other banking services	440	359	669	554	313
Trust, investment and asset management fees	2,376	2,380	1,951	2,267	2,033
Benefit plan administration, consulting and actuarial fees	7,899	7,196	6,969	6,599	7,007
Investment securities gains, net	0	0	7	0	0
Total noninterest income	21,717	21,717	20,813	20,649	20,356
Salaries and employee benefits	22,931	23,502	23,166	23,154	22,868
Professional fees	1,300	1,336	1,367	1,253	1,284
Occupancy and equipment and furniture	6,225	5,727	5,533	5,704	6,221
Amortization of intangible assets	1,860	1,936	2,026	2,103	2,105
FDIC insurance	1,572	1,544	1,670	4,021	1,375
Goodwill impairment	0	3,079	0	0	0
Other	10,305	13,059	10,349	11,248	10,548
Total operating expenses	44,193	50,183	44,111	47,483	44,401
Income before income taxes	18,986	11,892	16,179	11,665	13,331
Income taxes	4,984	2,522	3,724	2,510	2,866
Net income	$14,002	$9,370	$12,455	$9,155	$10,465
Basic earnings per share	$0.42	$0.29	$0.38	$0.28	$0.32
Diluted earnings per share	$0.42	$0.28	$0.38	$0.28	$0.32
Profitability
Return on assets	1.05%	0.69%	0.92%	0.69%	0.81%
Return on equity	9.91%	6.57%	8.83%	6.67%	7.77%
Noninterest income/operating income (FTE) (1)	31.6%	31.7%	31.2%	31.8%	31.5%
Efficiency ratio (2)	61.6%	63.9%	63.2%	65.6%	65.3%
Components of Net Interest Margin (FTE)
Loan yield	5.91%	5.93%	5.94%	5.97%	6.06%
Cash equivalents yield	0.25%	0.26%	0.27%	0.26%	0.25%
Investment yield	5.06%	5.31%	5.41%	5.75%	5.82%
Earning asset yield	5.41%	5.41%	5.44%	5.53%	5.79%
Interest-bearing deposit rate	1.08%	1.19%	1.33%	1.52%	1.76%
Borrowing rate	4.34%	4.34%	4.36%	4.37%	4.40%
Cost of all interest-bearing funds	1.77%	1.86%	1.98%	2.13%	2.33%
Cost of funds (includes DDA)	1.50%	1.58%	1.68%	1.82%	2.00%
Net interest margin (FTE)	3.93%	3.86%	3.78%	3.73%	3.82%
Fully tax-equivalent adjustment	$3,712	$3,840	$3,941	$3,865	$4,025

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2010	2009
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$3,076,230	$3,091,748	$3,082,495	$3,105,247	$3,140,524
Cash equivalents	187,030	284,866	292,545	315,444	155,306
Taxable investment securities	1,071,958	894,238	864,478	793,909	842,496
Nontaxable investment securities	518,959	543,284	560,615	558,278	559,344
Total interest-earning assets	4,854,177	4,814,136	4,800,133	4,772,878	4,697,670
Total assets	5,425,045	5,372,646	5,349,762	5,313,274	5,235,252
Interest-bearing deposits	3,222,093	3,171,853	3,164,396	3,182,827	3,123,296
Borrowings	856,662	857,434	858,505	858,702	862,036
Total interest-bearing liabilities	4,078,755	4,029,287	4,022,901	4,041,529	3,985,332
Noninterest-bearing deposits	716,172	714,491	708,430	671,615	651,298
Shareholders' equity	$573,047	$565,616	$559,762	$550,103	$546,132
Balance Sheet Data
Cash and cash equivalents	$208,267	$361,876	$361,734	$474,372	$350,670
Investment securities	1,746,565	1,487,127	1,497,826	1,335,358	1,417,966
Loans:
Consumer mortgage	1,035,902	1,028,805	1,017,153	1,014,628	1,026,934
Business lending	1,062,628	1,082,753	1,068,456	1,078,500	1,078,593
Consumer installment	963,992	987,927	1,001,484	998,477	998,214
Total loans	3,062,522	3,099,485	3,087,093	3,091,605	3,103,741
Allowance for loan losses	42,095	41,910	41,072	40,330	40,053
Intangible assets	315,812	317,671	322,661	324,636	326,519
Other assets	194,729	178,564	149,853	151,346	165,890
Total assets	5,485,800	5,402,813	5,378,095	5,336,987	5,324,733
Deposits
Noninterest-bearing	724,096	736,816	708,051	697,612	667,452
Non-maturity interest-bearing	2,166,728	2,029,911	1,925,666	1,828,586	1,774,906
Time	1,097,453	1,157,759	1,254,528	1,338,225	1,419,807
Total deposits	3,988,277	3,924,486	3,888,245	3,864,423	3,862,165
Borrowings	754,606	754,779	756,442	756,649	756,854
Subordinated debt held by unconsolidated subsidiary trusts	102,005	101,999	101,993	101,987	101,981
Other liabilities	62,515	55,852	65,515	63,299	56,536
Total liabilities	4,907,403	4,837,116	4,812,195	4,786,358	4,777,536
Shareholders' equity	578,397	565,697	565,900	550,629	547,197
Total liabilities and shareholders' equity	5,485,800	5,402,813	5,378,095	5,336,987	5,324,733
Capital
Tier 1 leverage ratio	7.56%	7.39%	7.27%	7.13%	7.16%
Tangible equity / net tangible assets	5.43%	5.20%	5.15%	4.84%	4.74%
Diluted weighted average common shares O/S	33,327	33,054	32,998	32,945	32,971
Period end common shares outstanding	33,081	32,800	32,740	32,741	32,742
Cash dividends declared per common share	$0.22	$0.22	$0.22	$0.22	$0.22
Book value	$17.48	$17.25	$17.28	$16.82	$16.71
Tangible book value	$8.51	$8.09	$7.99	$7.43	$7.27
Common stock price (end of period)	$22.78	$19.31	$18.27	$14.56	$16.75

 Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2010	2009
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$18,251	$17,161	$13,080	$13,189	$14,338
Accruing loans 90+ days delinquent	930	1,750	4,660	543	947
Total nonperforming loans	19,181	18,911	17,740	13,732	15,285
Other real estate owned (OREO)	1,479	1,429	1,309	1,687	1,383
Total nonperforming assets	20,660	20,340	19,049	15,419	16,668
Net charge-offs	1,635	1,752	1,633	1,738	2,332
Loan loss allowance/loans outstanding	1.37%	1.35%	1.33%	1.30%	1.29%
Nonperforming loans/loans outstanding	0.63%	0.61%	0.57%	0.44%	0.49%
Loan loss allowance/nonperforming loans	219%	222%	232%	294%	262%
Net charge-offs/average loans	0.22%	0.22%	0.21%	0.22%	0.30%
Delinquent loans/ending loans	1.43%	1.48%	1.51%	1.46%	1.33%
Loan loss provision/net charge-offs	111%	148%	145%	116%	120%
Nonperforming assets/total assets	0.38%	0.38%	0.35%	0.29%	0.31%

(1) Excludes gain (loss) on investment securities.
(2) Excludes intangible amortization, goodwill impairment, acquisition expenses, special charges and gain (loss) on investment securities.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.